Exhibit 10.1

M. Marcel STOLK
Logitech Europe S.A.
EPFL - Quartier de l’Innovation
Daniel Borel Innovation Center
1015 Lausanne, Switzerland

Lausanne, July 22, 2017

Dear Marcel,

Logitech Europe S.A. (the "Company" or "we") is pleased to confirm hereafter the main points of your appointment in the Company.

Position

You have been elected as the Executive Chairman of the board of directors of the Company (the "Board"). Furthermore, you have been appointed by the board of directors of the Company’s parent, Logitech International S.A. ("Logitech" or the "Parent") (the "Parent's Board") as an executive officer with the title of Senior Vice President, C&P and as a member of Logitech's Group Management Team. Nothing in this agreement shall create a right in your favor to remain designated as a member of the Board or as an executive officer or a member of the Logitech's Group Management Team.

Effective Date

This agreement is entered into for an indefinite period of time with effect as from January 1, 2017.

Fixed Compensation

In consideration of your appointment to the Board and your position as an executive officer and a member of the Group Management Team, you shall be entitled to a fixed compensation of CHF 523’510, which shall be payable in monthly installments to the bank account that you shall have designated to the Company for that purpose. In the event of a termination of your appointment as an Executive Chairman of the Company, as an executive officer or as member of the Group Management Team, the fixed compensation shall be due in proportion to the time of your appointment in such capacity during the relevant period. This fixed compensation shall include representation fees, if any.

Variable Compensation

You shall be entitled to participate in Logitech’s Leadership Team Bonus Program under the Logitech Management Performance Bonus Plan (the "Bonus Plan") as follows:

•	Target: 80% of your fixed compensation at 100% of objectives;

•	Potential Total Target Cash Compensation (together with the fixed compensation): CHF 942’318.

You acknowledge and agree that the eligibility criteria as well as any payment under the Leadership Team Bonus Program and the Bonus Plan are determined by Logitech in its sole discretion. Logitech may modify or repeal the Leadership Team Bonus Program, the Bonus Plan or both at its discretion at any time. Your rights and obligations under the Leadership Team Bonus Program and the Bonus Plan are governed by the terms of such plans, as may be amended by Logitech at any time.

Logitech Shares

You shall be entitled to receive equity awards relating to shares of the Parent, as determined from time to time by the Parent's Board or the compensation committee of the Parent (the "Compensation Committee") in its sole discretion, under the terms of Logitech's then prevailing equity plans. The receipt of any such award shall be conditioned upon your execution of the associated grant agreement.

You are subject to and required to comply with Logitech’s stock ownership guidelines.

Compliance with the Minder Regulations

As long as you are designated as a member of the Group Management Team of Logitech, any compensation received from the Company or Logitech shall be subject to the approval of the aggregate compensation of the Group Management Team by the shareholders of the Parent on an annual basis, consistent with the Parent's Articles of Incorporation and the Swiss Ordinance Against Excessive Remuneration by Listed Companies and any successor legislation thereof (the so-called "Minder Regulations"). You also acknowledge that (i) the Parent is subject to compliance with the Minder Regulations and (ii) the Minder Regulations do not permit Logitech or any company belonging to the Logitech group (hereinafter collectively referred to as "Logitech Companies") to have agreements or arrangements with members of Logitech's Group Management Team that contemplated severance payments, payment of compensation in advance, or indemnities in case of a change of control.

Expenses

Expenses, if any, shall be paid or reimbursed according to the Company's policies.

Time Dedicated to Your Functions

You shall devote all the time that is necessary to discharge your obligations to the Company and Logitech. You are not expected to have professional activities in addition to your activities for the Company and Logitech except with the Company's written consent. Such consent is hereby given for activities that you conduct for Adoria Investments BV.

Place of Service

You will exercise your functions at the Company offices in EPFL, Quartier de l’Innovation, Daniel Borel Innovation Center in Lausanne, but your position will require a number of trips in Europe, in Asia and in the U.S. You agree not to provide services to Logitech from the Netherlands.

Financial or Personal Data Transfer

You acknowledge and agree that some financial and personal data related to your relationship with the Company, such as information regarding your compensation, bonus plans, allowances, resume, projects (e.g. product developments), performance, etc., and that has been collected by the Company (the "Personal Data"), may be transferred or made available to Logitech Companies outside of Switzerland for the purpose of analyses and processing, for example in connection with your participation in Logitech's bonus or equity plans. Access to your Personal Data shall only be granted to the group CEO and to a few selected employees of Logitech's People and Culture team, who are subject to strict confidentiality obligations. You shall have the right to consult your Personal Data and to have any inaccuracy in such Personal Data corrected.

The Company shall not collect or process any sensitive data as defined by the Swiss legislation on data protection, such as data regarding religious beliefs, political affiliations or health conditions.

Confidentiality Undertaking

You undertake and agree, both before and after Termination, not to disclose to others, except in the performance of your duties to the Company or Logitech or with the Company's prior written consent, any information (including, but not limited to, trade secrets, know-how, technical and commercial data including computer programs, listings of suppliers and of customers, tooling, manufacturing processes, components, financial data, future plans and further information related to Logitech, including information received from third parties under disclosure restrictions), which you have acquired by reason of your position in the Company or Logitech, or which you developed in connection with such positions and which has not been made available to the public generally. You further agree not to use any such information except in the performance of your duties to the Company or Logitech.

You hereby acknowledge the Company's right to possession and title in and to all papers, documents, tapes, drawings, computer programs or other records, prepared by you or provided by the Company or Logitech, or which otherwise come into your possession by reason of your position in the Company or Logitech. You undertake and agree not to make or permit to be made, except in the performance of your duties to the Company or Logitech, any copies of such materials. You further agree to deliver to the Company, upon request, all such materials in your possession.

The provisions of this confidentiality undertaking are without prejudice of the duties that you may have under the Swiss legislation protecting intellectual property or against unfair competition.

Social and Tax Deductions

All compensation paid to you in your capacity as the Company's Executive Chairman, an executive officer or member of the Group Management Team shall be subject to social security and tax deductions under applicable laws.

Insurance

The Company will procure insurance against the risks of professional accidents and illness as well as non-professional accidents with Vaudoise Insurance as communicated to you.

Personnel Welfare Foundation (2nd pilier)

You will continue to be affiliated to the Logitech Swiss Pension Fund subject to the Supervisory Authority’s formal approval of the changes in the Rules of the Plan.

Termination

The general meeting of the shareholders of the Company shall be free at its sole discretion not to reelect you at the end of your term of office as an Executive Chairman of the Board. It shall also have the right to revoke you at any time and with immediate effect in accordance with Article 705 of the Swiss Code of Obligations and the Company’s articles of association. You may also resign from your position as the Company's Executive Chairman, executive officer and member of the Group Management Team at any time that is not inconvenient to the Company or Logitech. Unless otherwise agreed between you and us, your resignation shall take effect immediately. In this agreement, any instance of non-reelection, revocation or resignation shall be referred to as a "Termination".

The payment of variable compensation upon Termination shall be carried out in compliance with the terms of Logitech's applicable equity or bonus plans and the terms of the equity awards that may have been granted to you prior to Termination.

Non-Compete Undertaking

For a period of one year after Termination (the "Non-Compete Period"), you undertake and agree to refrain from directly or indirectly engaging in a capacity as owner, major shareholder, partner, board member, officer or employee in any multinational company that has a material portion of its business in peripheral products for digital platforms, including but not limited to peripheral products in the areas of music, gaming, video collaboration and connected home as well as computing products such as pointing devices, keyboards, tablet accessories and webcams (a "Competing Business") within the territories of Switzerland and the European Union.

In consideration of your undertaking hereunder, the Company shall pay you an amount equal to 9 (nine) months of your Potential Total Target Cash Compensation (the "Non-Compete Indemnity"). The Non-Compete Indemnity shall be paid pro rata on a quarterly basis during the Non-Compete Period.

In case of a breach of your obligations under this non-compete undertaking, you shall forfeit any further payment under the Non Compete Indemnity.

Non Solicitation Undertaking
Since you have obtained and are likely to obtain in the course of your engagement for the Company and Logitech knowledge of, confidence of and influence over employees of Logitech Companies and in recognition that the Logitech Companies have an interest in preserving their connection with such employees, you hereby undertake and agree not to, at any time until Termination and during a period of twelve months thereafter, directly or indirectly, entice away from employment any employee of any Logitech Company or approach such employee for such purpose.

Permitted Modifications to Comply with Laws

You agree that the Company shall have the right to unilaterally amend this contract without compensation solely if an amendment is determined to be reasonably necessary by the Company’s or Logitech’s legal counsel for the Company or Logitech to comply with existing or adopted ordinances, laws, rules or regulations applicable to Logitech ("Laws") (even if such Laws have not yet taken effect), including but not limited to the Minder Regulations and such counsel determines that the amendment reasonably addresses such need. No amendment made to the agreement under this provision shall affect your vested rights.

Applicability of Clawback Policy

To the extent that you remain or are otherwise performing your duties as an Executive Chairman of the Board, as an executive officer or as a member of the Group Management Team, or as otherwise required pursuant to applicable Laws, all compensation payable under this agreement shall be subject to the clawback provisions in Logitech’s compensation plans, programs or agreements applicable to you and the clawback policies that Logitech may adopt pursuant to any applicable Laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or that Logitech determines is necessary or appropriate.

Entire Agreement

This agreement represents the entire agreement between you and us and replaces and supersedes as of the effective date all previous agreements, understandings or arrangements between you and us.

Any amendment to this agreement shall be done in writing.

Place of Jurisdiction and Applicable Law

Any dispute arising regarding the interpretation or application of this agreement shall be submitted to the competent courts of the judicial circumscription of Lausanne in the Swiss canton of Vaud. This agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, without regard to the principles of conflict of laws thereof.

Please sign the enclosed copy of this agreement and return it to us. Should you require further information on or explanation on the foregoing, please address your request to the People & Culture Department.

Yours sincerely,

LOGITECH EUROPE S.A.

/s/ Francois Stettler        /s/ Russell Hill

……………………………..	……………………………..
François Stettler Senior Director & General Counsel EMEA	Russell Hill Deputy General Counsel and Chief Compliance Officer

For approval:

/s/ Marcel Stolk
…………………………………
Marcel Stolk